Exhibit 10.29

Exhibit A

Amendment No. 2 to Lignite Sales Agreement, Settlement Agreement and Release

[Attached]

Exhibit 10.29

AMENDMENT NO. 2 TO LIGNITE SALES AGREEMENT,
SETTLEMENT AGREEMENT AND RELEASE

This Amendment No. 2 to Lignite Sales Agreement, Settlement Agreement and Release (“Agreement”), between Mississippi Lignite Mining Company, a Texas joint venture (“Seller”), and Choctaw Generation Limited Partnership, LLLP, a Delaware limited liability limited partnership (“CGLP”), is effective November 24, 2021 (the “Effective Date”).
RECITALS
WHEREAS, MLMC and CGLP are the Parties to a Lignite Sales Agreement, dated as of April 1, 1998, as amended (the “LSA”);
WHEREAS, MLMC has asserted that CGLP failed to purchase the Minimum Annual Take Quantity as required by LSA Section 4.02(e) in respect of calendar year 2020, and has failed to pay the charge therefor, and CGLP has disputed that assertion (the “2020 MATQ Dispute”); and
WHEREAS, the Parties desire to amend the LSA and in connection therewith compromise and settle all of the claims and disputes between them related to the 2020 MATQ Dispute.
AGREEMENT
NOW, THEREFORE, for and in consideration of the promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, MLMC and CGLP hereby agree as follows:
1.Capitalized terms in this Agreement which are not defined herein shall have the meaning assigned to them in the LSA.
2.LSA Section 4.02(e) hereby is deleted in its entirety and replaced with the following:
(e) Minimum Annual Take Quantity Purchases. In 2021 and in each subsequent Year during the Term of this Agreement, Buyer must take, or pay for, at least 28,014,341
MMBtus of Dedicated Lignite or Alternate Fuel when delivery of Alternate Fuel is permitted in accordance with the terms of this Agreement (“Minimum Annual Take
Quantity” or “MATQ”). The Minimum Annual Take Quantity shall be reduced to the extent:

Exhibit 10.29

i.Buyer is unable to use such quantity due to Force Majeure (including Force Majeure of Electric Customer as defined in the PPOA) except that Buyer and Seller agree that no event or series of related events of less than 336 hours continuous duration will qualify for reduction as Force Majeure;

ii.Buyer is unable to take lignite because of Seller’s excused or unexcused failure to deliver;

iii.Buyer uses gas for combustion stabilization other than in connection with boiler start up;
iv.Buyer uses other fuels permitted under Section 4.05(b) (up to 5% of total Btu requirements of the Facility per Year); and

v.Buyer is unable to use such quantity because of reserve shutdown of the Facility directed in writing by Electric Customer that curtails generation by the Facility for continuous periods of time that meet or exceed 200 hours for one boiler (partial displacement), or 200 hours for both boilers (full displacement). In the event of such a Facility reserve shutdown, the MATQ shall be reduced by 35% of the MMBtus that were not generated as a result of such shutdown, calculated in accordance with Exhibit A hereto; provided that reductions under this subsection (v) shall not exceed 1,600,000 MMBtus in the aggregate in any calendar year.

There shall be no reduction to the MATQ for any cause or reason except for the reductions set forth in subsections (i) – (v) above.

The Parties shall use a heat rate of 10,700 Btu/kWh in performing calculations associated with the Minimum Annual Take Quantity or any reduction thereto, as reflected in the following formula that includes that heat rate:
440MW x 10.7 MMBtu/MWh, net = 4,708 MMBtu/hr.

Within five days of Buyer’s receipt of a written notice or order from Electric Customer directing Buyer to commence or terminate a reserve shutdown of the Facility, Buyer shall provide a true and correct copy thereof to Seller; provided, however, that Buyer’s failure to deliver such written notice or order shall not impact the reduction set forth in subsection (v) above so long as such written notice or order is provided to Seller promptly following the commencement or termination of such reserve shutdown.

3. The second paragraph of LSA Section 6.01 is hereby revised as follows: “If the weighted average “as received” quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller over the term of this Agreement does not meet the above specifications, Seller shall not be deemed to be in default hereunder except as provided in Section 6.06 below, and Buyer shall not be entitled to damages or compensation of any kind, other than the

Exhibit 10.29
amounts and remedies provided for in this Article 6 and Section 4.02(e)(i) (as amended hereby).”
4.     LSA Section 12.04 is hereby deleted in its entirety and replaced with the following: “12.04 Time Limit for Claiming Force Majeure. A Party seeking to claim that it has experienced a Force Majeure must so notify the other Party in accordance with Section 12.02 hereof within fifteen (15) days of its discovery of the event that it claims to be Force Majeure, and must support that notice within 30 days with the written results of a root cause investigation or other investigation concluding that the Party’s inability to perform an obligation under this Agreement was caused by or resulted from an event that qualifies as Force Majeure under Section 12.01. The 15-day notice period and/or 30-day results period may be extended by mutual agreement of the Parties. If a Party fails to provide notice of a Force Majeure within fifteen (15) days of its discovery or such longer period as the Parties agree upon, but subsequently provides notice of the Force Majeure, such Party’s obligations shall be suspended as of the date of such late notice but not for any period prior to the delivery of such late notice. In the event that a Party disputes that an event qualifies as Force Majeure under Section 12.01, then that Party must provide a written statement of the grounds on which its dispute is based within fifteen (15) days after receiving the above referenced results. Following submission of such objection, the Parties may consider exchanging additional documents and/or information.”
5.     MLMC and CGLP, together with their related entities, partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns, hereby release, remise, cancel, acquit, relinquish, and forever discharge each other and their related entities, partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns from any claims relating to or arising from: (i) the 2020 MATQ Dispute; and (ii) any other dispute arising on or before December 31, 2020 concerning the interpretation, enforcement, performance, or alleged non-performance of

Exhibit 10.29
any obligation concerning the Minimum Annual Take Quantity set forth in Section 4.02(e) as originally drafted or as amended by this Agreement. The Parties recognize, understand and agree that nothing in this Agreement is intended to or shall constitute a release of any other claim regarding the Parties’ obligations under the LSA. Any claims or disputes related to Section 4.02(e) arising on or after January 1, 2021 shall be governed by the LSA as amended by this Agreement.
6.     The Parties hereby represent and warrant to one another that each is the sole owner of each and every claim, cause of action, right, and chose in action being released herein, that each has not previously assigned or encumbered same, and that each has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated by it.
7.     Nothing in this Agreement shall be construed as or constitute an admission of liability in any way to any of the claims being released herein, the same being expressly denied.
8.     This Agreement is a negotiated agreement and shall be construed without regard to the identity of the person(s) who drafted the various provisions thereof. Every provision of this Agreement shall be construed as though all Parties participated equally in the drafting thereof. Any legal rule of construction that a document is to be construed against the drafting party shall not be applicable and is expressly waived by the Parties.
9.     The Parties agree and represent that they have been represented by counsel of their choosing, have read this Agreement, know and understand its contents, terms and implications, and that it has been executed under free will and action.
10.    This Agreement represents and contains the entire agreement and understanding between the Parties related to the final compromise and settlement of all claims and disputes by either MLMC or CGLP related to the claims released herein, and any and all previous statements or understandings, whether express or implied, oral or written, relating to the settlement of the claims released herein are fully extinguished and superseded by this

Exhibit 10.29
Agreement. Further, this Agreement may not be altered or varied except by writing signed by the Parties.
11.     This Agreement is entered into in Texas and is to be governed by and construed under the internal laws of Texas without giving effect to the conflict of laws principles thereof and the laws of the United States to the extent they preempt or supersede Texas law.
12.     This Agreement may be executed in identical counterparts, each of which shall be considered an original for all purposes.
13.     The Parties hereby represent and warrant that each of them and any person(s) executing this Agreement on their behalf have the full power and authorization to execute this Agreement on behalf of the Parties so executing, and in the capacity stated therein, and that upon execution of the same is and shall be binding upon the Parties thereto and their respective related entities, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns.
14.     This Agreement does not replace, alter, or modify the terms of the LSA, except as set forth herein, and this Agreement is entered into by CGLP and MLMC without an admission of fault, or liability. Further, this Agreement is intended solely and exclusively for the benefit of the Parties. Nothing in this Agreement shall be construed to confer any rights, benefits, or otherwise, on any third parties, nor shall this Agreement be deemed to create any contractual relationship with or cause of action in favor of any third party.
[Remainder of page intentionally blank; signatures on next page.]

Exhibit 10.29

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CHOCTAW GENERATION LIMITED PARTNERSHIP, LLLP

By: Choctaw Generation, Inc., its administrative partner

By: /s/ Robert P. Watson
Robert P. Watson
Asset Manager

MISSISSIPPI LIGNITE MINING COMPANY

By Its Joint Venturers:

The North American Coal Corporation

By: /s/ J.C. Butler, Jr.
J.C. Butler, Jr.
President and Chief Executive Officer

Red Hills Property Company L.L.C.

By: /s/ John D. Neumann
John D. Neumann
Manager

Exhibit 10.29

Exhibit A
•Partial Displacement- 1 boiler reduced to 0% output for a period of no less than 200 hours

•Full Displacement- 2 boilers reduced to 0% output for a period of no less than 200 hours

•MATQ reduction calculation:

◦Boiler capacity

▪Full Displacement- the boiler capacity, for purposes of this calculation, shall be 400MW1

▪Partial Displacement- the boiler capacity, for purposes of this calculation, shall be 255MW

◦Partial Displacement MATQ reduction calculation = Hours in partial displacement * partial displacement boiler capacity * heat rate/1000 * 35%

▪Example:
•If boiler 2 is offline for 360 hours (partial displacement), then the MMBTU lost would be: 360 * 255 * (10,700/1000) = 982,260 MMBTU

•MATQ Reduction = 982,260 MMBTU * 35% = 343,791 MMBTU

•MATQ would be reduced by 343,791 MMBTU for this event.

◦Full Displacement MATQ reduction calculation = Hours in full displacement * full displacement boiler capacity * heat rate * 35%

▪Example:

•If both boilers are offline for 360 hours (full displacement), then the MMBTU lost would be: 360 * 400 * (10,700/1000) = 1,540,800 MMBTU.

•MATQ Reduction = 1,540,800 MMBTU * 35% = 539,280 MMBTU

•MATQ would be reduced by 539,280 MMBTU for this event.
1 400MW is used as the boiler capacity since it is unlikely the plant would be running at full load (440MW) had TVA not shut it down.